Exhibit (a)(1)(iv)

Offer to Purchase for Cash
Up to 4,000,000 Shares of Common Stock
of
PHARMACYCLICS, INC.
at
$1.05 Net Per Share
by
RWD ACQUISITION I LLC
whose sole member is
ROBERT W. DUGGAN
May 1, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by RWD Acquisition I LLC (the “Purchaser”), a Delaware limited liability company whose sole member is Robert W. Duggan, to act as Information Agent in connection with its offer to purchase up to a maximum of 4,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), of Pharmacyclics, Inc., a Delaware corporation (the “Company”), at $1.05 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated May 1, 2008, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated May 1, 2008;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to The Colbent Corporation, the Depositary for the Offer, by the expiration of the Offer;

4.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 30, 2008, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Friday, May 30, 2008.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF RWD ACQUISITION I LLC, ROBERT W. DUGGAN, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.